Exhibit 99.1

Inuvo Set to Join Russell Microcap Index

CONWAY, AR--(Marketwired – June 17, 2015) - Inuvo, Inc. (NYSE MKT: INUV), an advertising technology and digital publishing company, today announced that the Company will join the Russell Microcap® Index when Russell Investments reconstitutes its comprehensive set of U.S. and global equity indexes on June 26, according to a preliminary list of additions posted June 12.

Membership in the Russell Microcap Index, which remains in place for one year, means automatic inclusion in the appropriate growth and value style indexes. Russell determines membership for its equity indexes primarily by objective, market-capitalization rankings and style attributes.

"We are very pleased that the Company’s metrics warrant inclusion into the Russell Microcap Index and excited about the enhanced public awareness and visibility this brings to Inuvo,” commented Richard Howe, Chief Executive Officer of Inuvo.

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $5.7 trillion in assets are benchmarked to the Russell's U.S. indexes. Russell Indexes are part of FTSE Russell, a leading global index provider.

For more information on the Russell 1000 and the Russell indexes reconstitution, please visit the "Recon Central" section on the FTSE Russell website.

About Inuvo, Inc.
Inuvo®, Inc. (NYSE MKT: INUV) is an advertising technology and digital publishing company that delivers purchase-ready customers to advertisers through a broad network of desktop and mobile websites and apps. To learn more about Inuvo, please visit www.inuvo.com.

Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations with respect to our lack of profitable operating history, changes in our business, potential need for additional capital, fluctuations in demand; changes to economic growth in the U.S. economy; and government policies and regulations, including, but not limited to those affecting the Internet, all as set forth in our Annual Report on Form 10-K for the year ended December 31, 2014 and most recent Form 10-Q. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inuvo and are difficult to predict. Inuvo undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Company
Inuvo, Inc.
Wally Ruiz
501-205-8397
Chief Financial Officer
wallace.ruiz@inuvo.com

Investor Contact
Capital Markets Group, LLC
Alan Sheinwald
914-669-0222
Alan@CapMarketsGroup.com